Exhibit 10.16

ATLANTIC CAPITAL BANCSHARES, INC.

Executive Long Term Incentive Plan

Officer Award Certificate

Name of Participant:

Award Date:

Stock Price:

THIS Certificate made as of the “Award Date”, between Atlantic Capital Bancshares, Inc., a Georgia corporation (the “Company”), and                     (the “Participant”).

In furtherance of the purposes of the Atlantic Capital Bancshares, Inc. Executive Officer Long Term Incentive Plan, as it may be hereafter amended (the “Plan”), and in consideration of the services of the Participant, as defined below, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

Incorporation of Plan. The rights and duties of the Company and the Participant under this Certificate shall in all respects be subject to and governed by the provisions of the Plan, a copy of which is delivered herewith or has been previously provided to the Participant and the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in this Certificate and those of the Plan, the provisions of the Plan shall govern. Unless otherwise defined herein, capitalized terms in this Certificate shall have the same definitions as set forth with the Plan.

Award: Pursuant to the Plan, and the terms of this Certificate, the Participant is granted the opportunity to receive a Bonus at the end of the Bonus Period.

Bonus Period: The Bonus Period is the three (3) year performance period commencing on                     and ending                     .

Performance Metrics: The Bonus, if any, payable to the Participant is based on the following performance metrics.

1)	Three (3) year average operating income growth – as determined by the Committee using pre-tax, pre-provision earnings minus securities gains and other extraordinary income or expense. Extraordinary income and expense will be determined by the Committee and may include: credit recoveries, incentive expense accrual reversals, expense related to M&A or capital raise transactions, accounting policy changes, etc.

2)	Three (3) year average net charge-offs to average loans – as determined by the Committee using net charge-offs divided by average loans.

Performance Levels: Each of the metrics listed above will be measured at four (4) levels of performance, which are defined below. If Threshold level has been achieved for a metric, the Bonus determination will be an interpolation for such metric based on actual performance.

1)	3 year average operating income growth

Threshold	Target	Superior	Maximum
7.5%	12.5%	17.5%	25.0%

2)	3 year average net charge-offs /average loans

Threshold	Target	Superior	Maximum
0.75%	0.50%	0.35%	0.15%

Individual Bonus Opportunity: The bonus opportunity subject to this award is a percent (%) of Base Salary. If the Threshold level of performance is met for both metrics, the Participant will be eligible for a Bonus. If Threshold level is not met for both metrics, no Bonus will be payable. Once Threshold level has been achieved for both metrics, the Committee will determine the Participant’s Bonus opportunity based on the Company’s actual performance. If performance falls between two levels, the Bonus will be based on an interpolation individually on each metric. The metrics will be weighted equally and the total Bonus opportunity is listed below as a percent of Base Salary.

Threshold	Target	Superior	Maximum
10%	30%	45%	56.25%

Incentive payment: Any Bonus payable under this Plan will be paid at such time as the Committee in its discretion determines that payment will be made; provided, however, that payment will be made no earlier than January 1, 2017 and no later than March 15, 2017. (The dollar amount of the award is determined by multiplying the Base Salary by the Individual Bonus Opportunity (based on results) then dividing by the stock price at award date; then multiplying that number by the stock price at the end of the Bonus Period.) The Bonus may be paid to the Participant, or on behalf of the Participant, and at the discretion of the Committee in a lump sum in cash, Common Stock or a combination thereof.

Conditions of payment: Participant will be eligible for payment of a Bonus, if any, only if he or she is employed by the Company or a subsidiary on the date the Bonus is paid or he or she qualifies for an exception to this condition per §5.1(b) of the Plan.

IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Company and by the Participant as of the award date.

ATLANTIC CAPITAL BANCSHARES INC.

By:
Title:	President and Chief Executive Officer

Participant: